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FOR IMMEDIATE  RELEASE                    NEWS
March 26, 1999                            OTC-GMHC




            GREASE MONKEY HOLDING CORPORATION SIGNS MERGER AGREEMENT

DENVER, Colorado -- Grease Monkey Holding Corporation (OTC - GMHC), announced today that it signed a definitive merger agreement to be acquired by QL 3000, Inc., a privately held company based in Jacksonville, Florida. The merger agreement provides that each shareholder of Grease Monkey will receive $1.00 for each share of Grease Monkey common stock. Holders of Grease Monkey preferred stock will receive the stated value of their preferred stock plus all accrued and unpaid dividends.

QL 3000 must complete debt and equity financing to fund the merger consideration. Grease Monkey may terminate the Merger Agreement if QL 3000 has not received a commitment letter for the debt financing by May 25, 1999. In addition, completion of the merger is subject to regulatory and shareholder approvals and certain other conditions. There can be no assurance that such financing or approvals will be obtained.

Grease Monkey Holding Corporation is a Denver-based company that owns, operates, leases, manages, and franchises automotive fast service lubrication and oil change centers under the trade name, "Grease Monkey."

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in Grease Monkey's filings with the Securities and Exchange Commission.

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CONTACT:
James Wallace, Chairman
303/295-0565